Life Partners Announces New CFO Appointment

FOR IMMEDIATE RELEASE

WACO, TX - February 7, 2008 - Life Partners Holdings, Inc. (NASDAQ GM: LPHI), announced today the appointment of David M. Martin as Chief Financial Officer. Mr. Martin, age 49, brings 27 years of financial management experience to Life Partners, including 20 years of experience as Controller/CFO of both public and private companies. Mr. Martin brings a broad base of accounting and financial management experience to Life Partners from a variety of industries including manufacturing, publishing and product distribution. Prior to joining Life Partners, he served as Controller of Vallen Corporation in Houston from 1988 to 1995 and has served as Chief Financial Officer of Stevens Publishing Corporation from 1995 to 1999, Time Manufacturing Company from 1999 to 2002 and Packless Industries from 2002 to 2008.

Mr. Martin succeeds Ms. Nina Piper, who is on extended medical leave. Ms. Piper served as Life Partners’ CFO from 2002 through 2007.

Life Partners Chairman, Brian Pardo, stated “David Martin is a proven financial executive who brings an enormous breadth of management experience to Life Partners and we are very pleased to have him join us. At the same time, we miss Nina Piper who has served us well for many years.”

Life Partners is the world’s the oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called life settlements. Since its incorporation in 1991, Life Partners has completed 50,000 transactions for its worldwide client base of over 18,000 high net worth individuals and institutions in connection with the purchase of over 5,800 life settlements.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and projected total business volume, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

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